EXHIBIT 10.87

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

NTC/MICRON CONFIDENTIAL
AMENDED AND RESTATED JOINT VENTURE AGREEMENT

This AMENDED AND RESTATED JOINT VENTURE AGREEMENT, dated this 11th day of January, 2010, is made and entered into by and between MICRON SEMICONDUCTOR B.V. (hereinafter “MNL”), a private limited liability company organized under the laws of the Netherlands and NANYA TECHNOLOGY CORPORATION (Nanya Technology Corporation [Translation from Chinese]) (hereinafter “NTC”), a company incorporated under the laws of the Republic of China (“ROC” or “Taiwan”) (MNL and NTC are each referred to individually as a “JV Party,” and collectively as the “JV Parties”).

RECITALS

A.           NTC and Infineon Technologies AG, a company incorporated under the laws of Germany (hereinafter “Infineon”), have previously formed Inotera Memories, Inc. (Inotera Memories, Inc. [Translation from Chinese]), a company incorporated under the laws of the ROC (the “Joint Venture Company”).

B.           Infineon subsequently assigned to Qimonda AG, a company incorporated under the laws of Germany (hereinafter “Qimonda”), all of Infineon’s Shares in the Joint Venture Company.

C.           In accordance with that certain Share Purchase Agreement, dated October 11, 2008 (the “Qimonda/MNL Share Purchase Agreement”), by and between Micron Technology, Inc., a Delaware corporation (“Micron”), MNL, Qimonda and Qimonda Holding B.V., a private limited company organized under the laws of the Netherlands (“Qimonda B.V.”), MNL acquired from Qimonda and Qimonda B.V. Shares in the Joint Venture Company.

D.           The JV Parties previously entered into that certain Joint Venture Agreement, dated November 26, 2008 (the “Original Joint Venture Agreement”), to set forth certain agreements regarding the ownership, governance and operation of the Joint Venture Company.

E.           The JV Parties now desire to amend and restate the Original Joint Venture Agreement in order to, among other things, reflect certain changes the JV Parties deem appropriate in light of the recently completed public sale of Shares (as defined hereinafter) by the Joint Venture Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend and restate the Original Joint Venture Agreement in its entirety to read as follows:

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ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below:

“2nd Closing” shall have the meaning set forth in the Qimonda/MNL Share Purchase Agreement.

“Accountants” shall have the meaning set forth in Section 10.2(c)(ii) of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; and the term “affiliated” has a meaning correlative to the foregoing.

“Agreement” means this Amended and Restated Joint Venture Agreement.

“Annual Budget” shall have the meaning set forth in Section 7.5(a)(ii) of this Agreement.

“Annual Business Plan” shall have the meaning set forth in Section 7.5(a)(i) of this Agreement.

“Answer Notice” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Articles of Incorporation” means the Articles of Incorporation of the Joint Venture Company in the form and substance as Exhibit A attached to this Agreement, and as amended from time to time.

“Baseline Flow” shall have the meaning set forth in Section 7.2(b)(v) of this Agreement.

“Board of Directors” means the board of directors of the Joint Venture Company.

“Boundary Conditions” means, with respect to any fab, the Trench DRAM Boundary Conditions and Stack DRAM Boundary Conditions.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in either the ROC or the State of New York are authorized or required by Applicable Law to be closed.

“Business Plan” means any Annual Business Plan.

“Buyout Notice” shall have the meaning set forth in Section 13.1(a) of this Agreement.

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“Buyout Price” shall have the meaning set forth in Section 12.3(a) of this Agreement.

“Buyout Shares” shall have the meaning set forth in Section 13.1(a) of this Agreement.

“Buyout Subsidiary” shall have the meaning set forth in Section 13.2 of this Agreement.

“Chairman” means the Chairman of the Board of Directors.

“Change Notice” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Closing” means the consummation of the 2nd Closing.

“Closing Date” means November 26, 2008, the date on which the Closing occurred.  For purposes of this Agreement and the other agreements and instruments referenced herein, the Closing shall be deemed to have occurred at 12:01 a.m. in Taipei, Taiwan on such date.

“Competitively Sensitive Information” means any information, in whatever form, that has not been made publicly available relating to products and services that Micron or a Subsidiary of Micron, on the one hand, and NTC or a Subsidiary of NTC, on the other hand, sells in competition with the other at the execution of this Agreement or thereafter, including DRAM Products, to the extent such information of the Person selling such products and services includes price or any element of price, customer terms or conditions of sale, seller-specific costs, volume of sales, output (but not including the Joint Venture Company’s output), bid terms of the foregoing type and such similar information as is specifically identified electronically or in writing to the Joint Venture Company by Micron or a Subsidiary of Micron, on the one hand, and NTC or a Subsidiary of NTC, on the other hand, as competitively sensitive information.

“Compliant JV Party” shall have the meaning set forth in Section 13.1(a) of this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 15.13(a) of this Agreement.

“Control” (whether or not capitalized) means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of [***] of the votes entitled to be cast at a meeting of the members, shareholders or other equity holders of such Person or power to control the composition of a majority of the board of directors or like governing body of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“COSL” shall have the meaning set forth in Section 11.6 of this Agreement.

“Cure Period” shall have the meaning set forth in Section 12.5 of this Agreement.

“Deadlock” shall have the meaning set forth in Section 12.1 of this Agreement.

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“Defaulting JV Party” shall have the meaning set forth in Section 12.4 of this Agreement.

 “Design ID” means a part number that is assigned to a unique DRAM Design of a particular DRAM Product, which may include a number or letter designating a specific device revision.

“Design SOW” means any [***].

“Dilutive Transaction” means a transaction in which the Joint Venture Company issues Shares and a JV Party does not purchase 100% of the Shares that such JV Party would be entitled to purchase with respect to such transaction as a result of fully exercising its pre-emptive right with respect to the issuance of the Shares; provided, however, that such transaction shall not be a Dilutive Transaction if neither JV Party exercises any of its pre-emptive rights with respect to such issuance of Shares.

“Divestiture Action” shall have the meaning set forth in Section 2.4(c)(v) of this Agreement.

“DRAM Design” means an Trench DRAM Designs or Stack DRAM Design.

“DRAM Product” means a Trench DRAM Product or Stack DRAM Product.

“Employee Restriction Period” means the period commencing on the Closing Date and ending on the date that is two (2) years after the later of (i) the sale, exchange, transfer, or disposal of all of the ordinary shares of the Joint Venture Company owned by one JV Party and its Subsidiaries to the other JV Party, its Affiliates or to a Third Party that was not in contravention of this Agreement and (ii) the termination of the JDP Agreement.

“Equity Interest” means a JV Party’s percentage ownership of the Shares as determined by dividing the number of Shares owned by such JV Party at the time of determination by the total issued and outstanding Shares at the time of determination.

“Event of Default” shall have the meaning set forth in Section 12.4 of this Agreement.

“Executive Vice President” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Exercise Notice” shall have the meaning set forth in Section 12.6(a) of this Agreement.

“Fair Value” means (i) if the Joint Venture Company is listed on the Taiwan Stock Exchange, [***] of the Shares immediately prior to the date of the Exercise Notice or the Buyout Notice, as applicable; or (ii) if the Joint Venture Company is not then listed on the Taiwan Stock Exchange, the fair value immediately prior to the date of the Exercise Notice or Buyout Notice, as applicable, as determined by independent appraisers selected as follows: each JV Party shall appoint one independent appraiser, which shall be an internationally recognized accounting, valuation or investment banking firm, and these two independent appraisers shall mutually select a third independent appraiser.  Each such appraiser shall in good faith conduct its own

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independent appraisal to determine the fair value of the Shares (ignoring any applicable minority discounts or effects of illiquidity that may be associated with the Shares of the Joint Venture Company), and [***] that are the closest in value shall be the Fair Value of the Shares.

[***]

“Filing” shall have the meaning set forth in Section 2.4 of this Agreement.

“Filing Event” shall have the meaning set forth in Section 2.4 of this Agreement.

“Fiscal Quarter” means any of the four financial accounting quarters within the Fiscal Year.

“Fiscal Year” shall have the meaning set forth in Section 10.1 of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied for all periods at issue.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“ICDR” means the International Centre for Dispute Resolution of the American Arbitration Association.

“Imaging Product” means any (i) semiconductor device having a plurality of photo elements (e.g., photodiodes, photogates, etc.) for converting impinging light into an electrical representation of the information in the light, (ii) image processor or other semiconductor device for balancing, correcting, manipulating or otherwise processing such electrical representation of the information in the impinging light, or (iii) combination of the devices described in clauses (i) and (ii).

 “Infineon” shall have the meaning set forth in the Recitals of this Agreement.

“Initiating JV Party” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“JDP Agreement” means that certain Joint Development Program Agreement between NTC and Micron, dated as of April 21, 2008, as amended.

“JDP Committee” means the committee formed and operated by Micron and NTC to govern the performance of Micron and NTC under the JDP Agreement in accordance with the JDP Committee Charter.

“JDP Committee Charter” means the charter attached as Schedule 2 to the JDP Agreement.

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“Joint Venture Company” shall have the meaning set forth in the Recitals to this Agreement.

“Joint Venture Documents” means the documents identified on Schedule A to this Agreement.

“Joint Venture Reportable Events” shall have the meaning set forth in Section 10.3 of this Agreement.

“JV Party” shall have the meaning set forth in the preamble to this Agreement.

“Manufacturing Capacity” means Trench DRAM Manufacturing Capacity and Stack DRAM Manufacturing Capacity.

“Manufacturing Committee” shall have the meaning set forth in Section 7.2(b)(i) of this Agreement.

“Manufacturing Plan” shall have the meaning set forth in Section 7.2(c) of this Agreement.

“Maximum Output Percentage Adjustment” means the [***].

“Micron” shall have the meaning set forth in the Recitals to this Agreement.

“Micron Assigned Employee Agreement” means that certain Micron Assigned Employee Agreement between Micron and the Joint Venture Company, dated as of the Closing Date.

[***].

“Minimally Restored Position” has the meaning set forth in Section 11.5(c) of this Agreement.

“MNL” shall have the meaning set forth in the preamble to this Agreement.

“MTT” shall mean Micron Technology Asia Pacific, Inc., an Idaho corporation.

“NAND Flash Memory Product” means a non-volatile semiconductor memory device containing memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more transistors that have a floating gate, charge trapping regions or any other functionally equivalent structure utilizing one or more different charge levels (including binary or multi-level cell structures), with or without any on-chip control, I/O and other support circuitry, in wafer, die or packaged form.

“Non-compliant JV Party” shall have the meaning set forth in Section 13.1(a) of this Agreement.

“Non-Defaulting JV Party” shall have the meaning set forth in Section 12.5 of this Agreement.

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“Non-SOW Product” means a class of Stack DRAM Product that does not result from a SOW.

“Notice of Default” shall have the meaning set forth in Section 12.5 of this Agreement.

“NT$” means the lawful currency of the ROC.

“NTC” shall have the meaning set forth in the preamble to this Agreement.

“NTC Assigned Employee Agreement” means that certain NTC Assigned Employee Agreement between NTC and the Joint Venture Company, dated as of the Closing Date.

[***].

“Offered Shares” means the Shares as defined in Section 9.3(a) of this Agreement.

“Option Period” shall have the meaning set forth in Section 9.3(b) of this Agreement.

“Original Joint Venture Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Other JV Party” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Output Percentage” means [***].

“Output Percentage Adjustment” means, [***].

“Permitted Transfer” shall have the meaning set forth in Section 9.2 of this Agreement.

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

“Plastics” shall have the meaning set forth in Section 11.5(b) of this Agreement.

 “President” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Process Node” means [***].

“Prohibited Employees” shall have the meaning set forth in Section 8.4(a) of this Agreement.

“Proposing JV Party” shall have the meaning set forth in Section 12.3(a) of this Agreement.

“Purchaser” shall mean any Person for and to whom the Joint Venture Company manufactures and delivers DRAM Products under the Supply Agreement, currently NTC or Micron.

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“Qimonda” shall have the meaning set forth in the Recitals to this Agreement.

“Qimonda B.V.” shall have the meaning set forth in the Recitals to this Agreement.

“Qimonda/MNL Share Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Restricted Employees” shall have the meaning set forth in Section 8.4(a) of this Agreement.

“Receiving Party” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Receiving JV Party” shall have the meaning set forth in Section 12.3(a) of this Agreement.

“Regulatory Law” shall have the meaning set forth in Section 2.4 of this Agreement.

“Restored Position” shall have the meaning set forth in Section 11.5(b) of this Agreement.

“ROC” shall have the meaning set forth in the preamble to this Agreement.

“ROC Company Law” means the Company Law of the ROC, promulgated on December 26, 1929, and as last amended on February 3, 2006.

“ROC Securities Exchange Law” means the Securities and Exchange Law of the ROC, promulgated on April 30, 1968, and as last amended on May 30, 2006.

“Sale Offer” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Share Decrease Percentage”  means [***].

“Share Disposition” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Shareholders’ Meeting” or “Shareholders’ Meetings” shall have the meaning set forth in Section 6.2 of this Agreement.

“Shares” means the ordinary shares of the Joint Venture Company, each having a par value of [***].

“SOW” means a statement of the work that describes research and development work to be performed under the JDP Agreement and that has been adopted by the JDP Committee pursuant to Section 3.2 of the JDP Agreement.

“Stack DRAM” means dynamic random access memory cell that functions by using a  capacitor arrayed predominantly above the semiconductor substrate.

“Stack DRAM Boundary Conditions” means, with respect to any fab, a requirement that, at any point in time:

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[***].

“Stack DRAM Design” means, with respect to a Stack DRAM Product, all of the design elements, components, specifications and information required to manufacture the subject Stack DRAM Product, including some or all of the elements, components, specifications and information listed on Schedule 3 to the JDP Agreement or others.

“Stack DRAM Manufacturing Capacity” means, with respect to each of the Joint Venture Company’s fabs, the total work minutes available for each Process Node to manufacture Stack DRAM Products at such fab.

“Stack DRAM Module” means one or more Stack DRAM Products in a JEDEC-compliant package or module (whether as part of a SIMM, DIMM, multi chip package, memory card or other memory module or package).

“Stack DRAM Product” means any memory comprising Stack DRAM, whether in die or wafer form.

“Subsidiary” means with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, is controlled by such specified Person.

“Supply Agreement” means that certain Supply Agreement among NTC, Micron and the Joint Venture Company, dated as of November 26, 2008, as subsequently amended and restated effective as of April 1, 2009, as the same may be amended from time-to-time.

“Taiwan” shall have the meaning set forth in the preamble to this Agreement.

“Taiwan GAAP” means GAAP used in the ROC, as in effect from time to time, consistently applied for all periods at issue.

“Technology Transfer Agreement” means that certain Technology Transfer Agreement among NTC, Micron and the Joint Venture Company, dated as of the Closing Date.

“Third Party” means any Person other than NTC, Micron, the Joint Venture Company or any of their respective Subsidiaries.

“Transfer” shall have the meaning set forth in Section 9.1(a) of this Agreement.

“Transfer Notice” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Transfer Period” shall have the meaning set forth in Section 9.3(d) of this Agreement.

“Transferor” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Transition Period” shall have the meaning set forth in Section 2.1(b) of this Agreement.

“Trench Contract Process” means the 90nm and 70nm trench based DRAM process technology previously transferred to the Joint Venture Company under that certain Know How

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Transfer Agreement among the Joint Venture Company, NTC and Qimonda, dated November 13, 2002, as amended.

“Trench DRAM” means a dynamic random access memory cell that functions employing a capacitor arrayed predominantly below the surface of the semiconductor substrate.

“Trench DRAM Boundary Conditions” means, with respect to any fab, a requirement that, at any point in time:

[***].

“Trench DRAM Designs” means, with respect to a Trench DRAM Product, the corresponding design components, materials and information.

“Trench DRAM Exception Products” means [***].

“Trench DRAM Manufacturing Capacity” means, with respect to each of the Joint Venture Company’s fabs, the total work minutes available for each Process Node to manufacture Trench DRAM Products at such fab.

“Trench DRAM Products” means trench based dynamic random access memory products manufactured by the Joint Venture Company in accordance with the Trench Contract Process.

“TTA 68-50” means that certain Technology Transfer Agreement for 68-50 nm Process Nodes between Micron and the Joint Venture Company dated as of October 11, 2008.

“TTLA” shall have the meaning set forth in Section 11.5(a) of this Agreement.

“[***]” shall have the meaning set forth in Section 11.5(a) of this Agreement.

“U.S. GAAP” means GAAP used in the United States, as in effect from time to time.

“Vice-Chairman” means the Vice Chairman of the Board of Directors.

“Wafer Start” means the initiation of manufacturing services with respect to a wafer.

“Wholly-Owned Subsidiary” of a Person means a Subsidiary, all of the shares of stock or other ownership interests of which are owned, directly or indirectly through one or more intermediaries, by such Person, other than a nominal number of shares or a nominal amount of other ownership interests issued in order to comply with requirements that such shares or interests be held by one or more other Persons, including requirements for directors’ qualifying shares or interests, requirements to have or maintain two or more stockholders or equity owners or other similar requirements.

Section 1.2 Certain Interpretive Matters.

(a) Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or

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Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Taiwan GAAP, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  Unless otherwise denoted, all references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” mean calendar days.

(b) No provision of this Agreement will be interpreted in favor of, or against, either JV Party by reason of the extent to which (i) such JV Party or its counsel participated in the drafting thereof, or (ii) such provision is inconsistent with any prior draft of this Agreement or such provision.

(c) For purposes of the definition of Boundary Conditions, the following fabs collectively shall constitute a single fab:  (i) the existing fabs commonly referred to as “Fab 1” and “Fab 2” at Hwa Ya Technology Park, Taoyuan, Taiwan, and (ii) the fab leased as of the Closing Date by MeiYa Technology Corporation (MeiYa Technology Corporation [Translation from Chinese]), a company incorporated under the laws of the ROC, and located at Hwa Ya Technology Park, Taoyuan, Taiwan, so long as such fab is operated by the Joint Venture Company.

ARTICLE 2

THE JOINT VENTURE COMPANY

Section 2.1 General Matters.

(a) Name.  The JV Parties shall use best efforts to cause the Joint Venture Company to be named Inotera Memories, Inc. [Translation from Chinese] in Chinese and “Inotera Memories, Inc.” in English.  The JV Parties acknowledge and agree to use best efforts to cause the Joint Venture Company to be continued as a company-limited-by-shares under the laws of the ROC.

(b) Purpose.  During the period commencing on the date hereof and ending on the date that the Joint Venture Company’s fabs are fully converted (as determined based on the delivery of the final Trench DRAM Product manufactured by the Joint Venture Company) from the manufacture of Trench DRAM Products to the manufacture of Stack DRAM Products (the “Transition Period”), the JV Parties shall use best efforts to cause the purpose of the Joint Venture Company to be the manufacture and sale of certain Trench DRAM Products and Stack DRAM Products exclusively for and to Micron and NTC.  After the Transition Period, the JV Parties shall use best efforts to cause the purpose of the Joint Venture Company to be the manufacture and sale of certain Stack DRAM Products exclusively for and to Micron and NTC; and the entry of, or engagement in, any such lawful transactions or activities in furtherance of the foregoing purpose.

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(c) Business Scope.  Subject to amendment by the JV Parties from time to time and any necessary approval from the relevant Governmental Entities, the JV Parties shall use best efforts to cause the registered business scope of the Joint Venture Company to be as set forth in its business license, other incorporation documents and the Articles of Incorporation, all as mutually agreed upon by the JV Parties.

(d) Principal Place of Business.  The JV Parties shall use best efforts to cause the registered address and the principal place of business of the Joint Venture Company to be at Hwa-Ya Technology Park, Taoyuan, Taiwan, ROC, unless the Board of Directors changes the registered address or the principal place of business of the Joint Venture Company to such other place as the Board of Directors may from time to time determine.  The Joint Venture Company may maintain offices and places of business at such other place or places within or outside of Taiwan as the Board of Directors may deem to be advisable.

Section 2.2 Articles of Incorporation.  In case of any conflict or inconsistency between the provisions of the Articles of Incorporation and the terms of this Agreement, the terms of this Agreement shall prevail as between the JV Parties to the extent permitted under the Applicable Laws.  The JV Parties shall exercise all rights available to them to give effect to the terms of this Agreement to the extent permissible under the Applicable Laws and to take such reasonable steps to amend the Articles of Incorporation as soon as practicable to the extent necessary to remove any such conflict or inconsistency.

Section 2.3 Maintenance of Joint Venture Company.  The JV Parties shall use best efforts to cause the Board of Directors, or officers of the Joint Venture Company, to make or cause to be made, from time to time, filings and applications to the relevant Governmental Entities in the ROC to amend any registration, license or permit of the Joint Venture Company as the Board of Directors reasonably considers necessary or appropriate under the Applicable Laws so as to ensure (a) the continuation of the Joint Venture Company as a company-limited-by-shares under the laws of the ROC and (b) compliance with the terms of this Agreement.

Section 2.4 Governmental Approvals.  In the event that either JV Party takes or desires to take any action contemplated by this Agreement that could reasonably be expected to result in an event or transaction, including the purchase by either JV Party of Shares pursuant to Section 9.3, 12.3, 12.6 or 13.1, which event or transaction, as to each of the foregoing, would require either JV Party to make a filing, notification or any other required or requested submission under antitrust, competition, foreign investment, company or fair trade law (any such event or transaction, a “Filing Event” and any such filing, notification, or any such other required or requested submission, a “Filing” and any such law, a “Regulatory Law”), then:

(a) the JV Party taking such action, in addition to complying with any other applicable notice provisions under this Agreement, shall promptly notify the other JV Party of such Filing Event, which notification shall include an indication that Filings under the Regulatory Law will be required;

(b) notwithstanding any provision to the contrary in this Agreement, a Filing Event may not occur or close until after any applicable waiting period (including any extension thereof) under the Regulatory Law, as applicable to such Filing Event, shall have

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expired or been terminated, and all approvals under regulatory Filings in any jurisdiction that shall be necessary for such Filing Event to occur or close shall have been obtained, and any applicable deadline for the occurrence or closing of such Filing Event contained in this Agreement shall be delayed, so long as both JV Parties are proceeding diligently in accordance with this Section 2.4 to seek any such expiration, termination or approval, and so long as there are no other outstanding conditions preventing the occurrence or closing of the Filing Event;

(c) the JV Parties shall, and shall cause any of their relevant Affiliates to:

(i) as promptly as practicable, make their respective Filings under the applicable Regulatory Law;

(ii) promptly respond to any requests for additional information from the applicable Governmental Entity;

(iii) subject to applicable Regulatory Laws, use commercially reasonable efforts to cooperate with each other in the preparation of, and coordinate, such Filings (including the exchange of drafts between each party’s outside counsel) so as to reduce the length of any review periods;

(iv) subject to applicable Regulatory Laws, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Regulatory Law in connection with such Filing Event, including using commercially reasonable efforts to provide information, obtain necessary exemptions, rulings, consents, clearances, authorizations, approvals and waivers, and effect necessary registrations and filings;

(v) subject to applicable Regulatory Laws, use their commercially reasonable efforts to (a) take actions that are necessary to prevent the applicable Governmental Entity from filing an action with a court or Governmental Entity that, if the Governmental Entity prevailed, would restrict, enjoin, prohibit or otherwise prevent or materially delay the consummation of the Filing Event, including an action by any such Governmental Entity seeking a requirement to (i) sell, license or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of either JV Party, the Joint Venture Company, or any of their respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of either JV Party, the Joint Venture Company or any of their respective Subsidiaries; (iii) terminate any relevant joint venture or other arrangement; or (iv) effectuate any other change or restructuring of either JV Party or the Joint Venture Company (as to each of the foregoing, a “Divestiture Action”), and (b) contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order that restricts, enjoins, prohibits or otherwise prevents or materially delays the occurrence or closing of such Filing Event; and

(vi) subject to applicable Regulatory Laws, prior to the making or submission of any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal by or on behalf of either JV Party in connection with proceedings under or relating to

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the applicable Regulatory Law, consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals, and provide one another with copies of all material communications from and filings with, any Governmental Entities in connection with any Filing Event;

(d) notwithstanding anything to the contrary in this Section 2.4, nothing in this Section 2.4 shall require either JV Party or its respective Affiliates, or the Joint Venture Company, to take any Divestiture Action; and

(e) if the Filing Event is prevented from occurring or closing as a result of any applicable Regulatory Laws, after exhausting all efforts required under this Section 2.4 to obtain the necessary approval of any applicable Governmental Entity, then the JV Parties shall negotiate in good faith to agree upon an alternative event or transaction that would be permissible under applicable Regulatory Laws, and would approximate, as closely as possible, the intent and contemplated effect of the original Filing Event.

ARTICLE 3

CAPITALIZATION; CONTRIBUTION OF CAPITAL

Section 3.1 Authorized Capital.  In accordance with Section 6.5, the JV Parties shall use best efforts to cause the authorized capital of the Joint Venture Company to be amended from time to time, as may be necessary or desirable to consummate the transactions contemplated herein and in accordance with the Applicable Laws of the ROC.

Section 3.2 Capital Contributions.

(a) No Obligation.  Unless otherwise agreed by the JV Parties in writing, neither JV Party shall be obligated to make any contribution of capital to the Joint Venture Company.

(b) Future Cash Requirements.  Until the second anniversary of the Closing, the JV Parties shall use commercially reasonable efforts consistent with their fiduciary duties to the Joint Venture Company, to cause the Joint Venture Company to fund future cash requirements through cash flow generated by operations of the Joint Venture Company or external debt financing rather than the issuance of Shares or other equity or equity-linked securities of the Joint Venture Company.

Section 3.3 Unilateral Purchase of Shares.  Except as otherwise provided herein, MNL shall not, and shall not permit Micron or its Subsidiaries to, and NTC shall not, and shall not permit its Subsidiaries to, directly or indirectly acquire Shares or any other equity-linked securities of the Joint Venture Company from any Person other than the Joint Venture Company, without the prior written consent of the other JV Party.  MNL and NTC shall use their respective best efforts to prevent the Joint Venture Company from issuing Shares or any other equity-linked security of the Joint Venture Company, directly or indirectly, to an Affiliate of MNL or NTC without the prior written consent of both JV Parties.  If an Affiliate of MNL or of NTC acquires Shares or any other equity-linked security of the Joint Venture Company, whether from the Joint

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Venture Company or otherwise (except as a result of a Permitted Transfer as contemplated by Section 9.2), the JV Parties shall, notwithstanding anything to the contrary in Sections 5.1(b) or (c), use their respective commercially reasonable efforts to cause the directors on the Board of Directors to be allocated between them, consistent with the principles set forth in Sections 5.1(b) and (c), as if the Shares or equity-linked securities owned by such Affiliates were owned one half by MNL and one half by NTC (and treating, for purposes of this sentence, any director whose election was controlled by an Affiliate of a JV Party as being a director designated by such JV Party).  Notwithstanding the foregoing, if the JV Parties fail to achieve the foregoing result after using such commercially reasonable efforts, no JV Party shall be in breach of this section or have any liability for such failure.

ARTICLE 4

BANK LOANS

If the Board of Directors shall at any time determine that there is a need for the Joint Venture Company to obtain external financing, the JV Parties will assist the Joint Venture Company to seek and obtain commercial loans or other financing arrangements from banks and other financial institutions on competitive market terms and otherwise as the Joint Venture Company may reasonably require.  None of the JV Parties (or any of their representatives) shall be obligated under this Agreement or otherwise to provide any guarantee or security for any such loans in favor of the Joint Venture Company, unless specifically agreed in writing by such JV Party (or its duly authorized representative).

ARTICLE 5

MANAGEMENT OF THE JOINT VENTURE COMPANY

Section 5.1 Board of Directors.

(a) Power and Authority.  The JV Parties shall use best efforts to cause the Board of Directors to be responsible for the overall management of the business, affairs and operations of the Joint Venture Company.  The JV Parties shall use best efforts to cause the Board of Directors to have all the rights and powers given to it under the Articles of Incorporation and the Applicable Laws of the ROC, including without limitation, the ROC Company Law.

(b) Number of Directors.  The JV Parties shall use best efforts to cause the Articles of Incorporation to provide for the Joint Venture Company to have a Board of Directors consisting of twelve (12) directors (provided that the JV Parties shall use best efforts to reduce such number for each director withdrawn in accordance with Section 5.1(b)(iv)).  The JV Parties shall use best efforts to cause the directors to be designated and elected as follows (subject, and giving effect, to any prior withdraw of one or more directors in accordance with Section 5.1(b)(iv)):

[***].

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(c) Agreement to Vote.

(i) The JV Parties agree to vote, in any meeting of the shareholders where directors are elected, in a coordinated manner, to elect all of the Persons designated by the JV Parties in accordance with Section 5.1(b) above.

(ii) If for any reason the JV Parties shall be unable to elect twelve (12) Persons (or such lesser number of Persons as is applicable after taking into account the application of Section 5.1(b)(iv)) to be their representatives to serve as directors pursuant to Section 5.1(b), the JV Parties shall vote, in a coordinated manner, to elect as many of such Persons as possible, consistent with the principles set forth in Section 5.1.

(d) Removal and Replacement.  Any of the representatives serving as directors on the Board of Directors may be removed or replaced for any reason by the JV Party that designated him or her.  If any such representative serving on the Board of Directors is so removed or replaced or otherwise ceases to serve as a director on the Board of Directors, the JV Party that designated such representative shall be entitled to designate another Person to fill such vacancy, and the JV Parties shall use best efforts to have such replacement elected as a director.

(e) Compensation.  The directors, except for the independent directors, if any, shall not receive any compensation for serving as such, although the Board of Directors may authorize the reimbursement of expenses reasonably incurred in connection with the performance of their duties.

(f) Meetings of the Board of Directors; Notice.  The JV Parties shall use best efforts to cause or affect the following:

(i) The Board of Directors shall meet from time to time but at least once per Fiscal Quarter in Taiwan (or such other place as the Board of Directors may decide) by not less than fourteen (14) days notice in writing.  Emergency meetings of the Board of Directors may be convened from time to time by the Chairman, or the Vice-Chairman pursuant to Section 5.2(c), by not less than two (2) Business Days notice in writing.

(ii) A notice of a meeting of the Board of Directors shall contain the time, date, location and agenda for such meeting.  The presence of any director at a meeting (including attendance by means of video conference) shall constitute a waiver of notice of the meeting with respect to such director.

(iii) The Board of Directors shall cause written minutes to be prepared of all actions, determinations and resolutions taken by the Board of Directors and a copy thereof sent to each director and supervisor of the Joint Venture Company within twenty (20) days of each meeting.

(g) Proxy and Video Conference.  The JV Parties shall use best efforts to cause the Joint Venture Company to allow that:  (i) in any case where a director cannot attend a meeting of the Board of Directors, such director may appoint another director as his or her proxy in accordance with the ROC Company Law; (ii) all or any of the directors may

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participate in a meeting of the Board of Directors by means of a video conference which allows all persons participating in the meeting to see and hear each other; and (iii) a director so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.

(h) Quorum.  The JV Parties shall use best efforts to cause the presence of at least [***] of the directors in office, in person, by proxy or by video conference, to be necessary and sufficient to constitute a quorum for the purpose of taking action by the directors at any meeting of the Board of Directors.  No action taken by the Board of Directors at any meeting shall be valid unless the requisite quorum is present.

(i) Voting.  Unless a higher majority of votes is specifically required under the ROC Company Law or the Articles of Incorporation, the JV Parties shall use best efforts to cause all actions, determinations or resolutions of the Board of Directors to require the affirmative vote of a [***] majority of the directors present at any meeting of the Board of Directors at which a quorum is present.

(j) Matters Requiring the Approval of the Board of Directors.  The JV Parties shall use best efforts to cause each of the following actions to require the approval of the Board of Directors by resolution adopted in accordance with Section 5.1(i) above (which approval may be obtained through the adoption of a Business Plan by the Board of Directors in accordance with Section 7.5, provided, that the relevant Business Plan sets forth such action in reasonable detail):

(i) appointing or removing the Chairman and, once the position has been created, the Vice Chairman of the Board of Directors and appointing or removing the President and Executive Vice President of the Joint Venture Company nominated by the Chairman, and appointing  or removing any Vice Presidents of the Joint Venture Company;

(ii) approving or amending any Business Plan, including the Annual Budget, any quarterly budgets, the production plan, the profit and loss plan, the capital investment plan and the financial plan;

(iii) issuing new Shares within the authorized capital of the Joint Venture Company or issuing equity-linked securities;

(iv) determining long-term policies of the Joint Venture Company, including substantial change in the organizational structure and business operation of the Joint Venture Company;

(v) determining employment terms, including compensation packages of the President, the Executive Vice President, Vice Presidents and assistant Vice Presidents of the Joint Venture Company;

(vi) establishing Subsidiaries, opening and closing branch offices, acquiring or selling all or part of the assets of another entity or business, establishing new business sites and closing of existing ones;

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(vii) setting the limits of authorities of various employment positions and approving the internal chart of authorities;

(viii) making capital expenditures (or a group of related capital expenditures) in an amount equal to or greater than [***] individually or [***] in the aggregate in any one Fiscal Quarter;

(ix) borrowing or lending to, or guaranteeing the obligations of, any Third Party;

(x) pledging or hypothecating, or creating any encumbrance or other security interest in, the Joint Venture Company’s assets;

(xi) issuing any debt securities of the Joint Venture Company;

(xii) entering into an agreement for the purchase, transfer, sale or any other disposal of assets valued at an amount greater than [***] other than transfers, sales or dispositions of assets in the ordinary course of business of the Joint Venture Company;

(xiii) entering into, amending or terminating any material agreement relating to intellectual property rights or know how;

(xiv) entering into, amending or terminating any agreement or other arrangement with, or for the benefit of, any director of the Joint Venture Company;

(xv) establishing, modifying or eliminating any significant accounting or tax policy, procedure or principle;

(xvi) creating new product lines or discontinuing existing product lines;

(xvii) commencing any litigation as plaintiff or settling any litigation matters;

(xviii) preparing and submitting proposals for surplus earning distributions and loss offset to the shareholders of the Joint Venture Company for approval;

(xix) submitting any matters to the shareholders of the Joint Venture Company for consideration or approval as may be required by the law;

(xx) entering into, modifying, extending or terminating any one-time service or purchase of goods agreement in the amount of more than [***] or any long-term service or purchase agreement for goods between the Joint Venture Company and a shareholder holding more than 10% of the issued share capital of the Joint Venture Company, or an Affiliate of such shareholder;

(xxi) redeeming or repurchasing Shares;

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(xxii) deciding other important matters related to the Joint Venture Company that arise other than in the ordinary course of business.

Section 5.2 Chairman and Vice-Chairman.

(a) Chairman.  The JV Parties shall use best efforts to cause the Chairman of the Board of Directors to be a director designated by NTC, subject to the consent of MNL, which consent shall not be unreasonably withheld.  The JV Parties shall use best efforts to cause the Chairman to have such duties and responsibilities as may be assigned to him or her by the Board of Directors.  The JV Parties shall use best efforts to cause the Chairman to not have a second or casting vote.

(b) Vice-Chairman.  The JV Parties shall use best efforts to cause the Articles of Incorporation to be amended to provide that there shall be a Vice-Chairman of the Board of Directors who shall be a director designated by MNL, subject to the consent of NTC, which consent shall not be unreasonably withheld.  The JV Parties shall use best efforts to cause the Vice-Chairman to not have a second or casting vote.

(c) Convening of the Board of Directors Meeting.  The JV Parties shall use best efforts to cause meetings of the Board of Directors to be convened by the Chairman.  The JV Parties shall use best efforts to cause each director of the Joint Venture Company to have the right to request the Chairman to convene a meeting of the Board of Directors indicating the proposed agenda.  If the Chairman does not, within one week (or within three (3) days for convening an emergency meeting of the Board of Directors), comply with such director’s request, the JV Parties shall use best efforts to cause the Vice-Chairman to have the right to convene the meeting of the Board of Directors as requested by such director.

Section 5.3 Supervisors.

(a) Number of Supervisors.  The JV Parties shall use best efforts to cause the Articles of Incorporation to provide for the Joint Venture Company to have four (4) supervisors.  The JV Parties agree to vote, in any meeting of the shareholders where supervisors are elected, in a coordinated manner, to elect as supervisors two (2) Persons designated by MTT and two (2) Persons designated by Pei Jen Co., Ltd.  From and after the Closing, MNL shall cause MTT, and NTC shall cause Pei Jen Co., Ltd., to hold, respectively, a number of Shares that is equal to or greater than one-half (1/2) of the minimum number of Shares required to be held by all supervisors of the Joint Venture Company in accordance with Applicable Laws.

(b) Agreement to Vote.  The JV Parties agree to vote, in any meeting of the shareholders where supervisors are elected, in a coordinated manner, to elect all of the Persons designated by the JV Parties in accordance with Section 5.3(a) above.

(c) Removal and Replacement.  The JV Parties shall use best efforts to provide that any of the supervisors may be removed or replaced for any reason by the JV Party that designated him or her.  If any supervisor is so removed or replaced or otherwise ceases to serve as a supervisor, the JV Parties shall use best efforts to cause the JV Party that designated such supervisor to be entitled to designate another Person to fill such vacancy.

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(d) Compensation.  The JV Parties shall use best efforts to cause the supervisors, except for the independent supervisors, if any, to not receive any compensation for serving as such, although the Board of Directors may authorize the reimbursement of expenses reasonably incurred in connection with the performance of their duties.

(e) Restriction on Employment.  The JV Parties shall use best efforts to cause the supervisors to not be concurrently employed by the Joint Venture Company in any other capacity.

Section 5.4 President and Executive Vice President.

(a) President.  The JV Parties shall use best efforts to cause the Articles of Incorporation to provide for the Joint Venture Company to have a president (the “President”), who shall report to the Board of Directors and serve at its pleasure.  The President shall have such daily operation and management responsibilities of the Joint Venture Company as may be assigned or delegated by the Board of Directors from time to time.  [***].

(b) Executive Vice President.  The JV Parties shall use best efforts to cause the Articles of Incorporation to provide for the Joint Venture Company to have an executive vice president (the “Executive Vice President”), who shall also report to the Board of Directors and serve at its pleasure.  The Executive Vice President shall work with and assist the President in executing the daily operation and management responsibilities of the Joint Venture Company and shall have such other responsibilities as may be assigned or delegated by the Board of Directors from time to time.  [***].

(c) Termination and Vacancy.  The JV Parties shall use best efforts to cause the Board of Directors to have the exclusive right to terminate the services of the President and the Executive Vice President with or without cause.  In the event of any such termination or in the event of any vacancy as a result of death, resignation, retirement or any other reason, the JV Parties shall use best efforts to cause the JV Party that nominated the President or the Executive Vice President, as the case may be, to be entitled to nominate another Person, subject to the same consent requirement set forth in Sections 5.4(a) or (b) above, as the case may be, to fill such vacancy for appointment by the Board of Directors.

(d) Authority.  With respect to the execution of the daily operation and management of the Joint Venture Company, the JV Parties shall use best efforts to cause the President and the Executive Vice President to have the authority to, among other things:

(i) propose the annual budget and business plan of the Joint Venture Company;

(ii) approve capital expenditures of the Joint Venture Company of [***] or less in a single event, or an aggregate of [***] or less in any Fiscal Quarter;

(iii) approve borrowing and lending of the Joint Venture Company and dispositions of assets of the Joint Venture Company, in each case less than [***]; and

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(iv) execute annual budgets of the Joint Venture Company approved by the Board of Directors.

(e) Work as a Team.  The President and the Executive Vice President shall work as a team in executing their duties and responsibilities.

Section 5.5 Other Officers.  The JV Parties shall use best efforts to allow the President and the Executive Vice President to appoint, subject to the approval of the Board of Directors, and be assisted by such other officers of the Joint Venture Company as the President and the Executive Vice President may consider necessary or desirable from time to time.  Such other officers shall perform such duties and have such powers specifically delegated to them by the Board of Directors from time to time.  The JV Parties shall use best efforts to cause the Board of Directors to determine, from time to time, the compensation, including any incentive compensation, for which such officers may be offered.  The JV Parties shall use best efforts to allow the Board of Directors to, from time to time, also appoint, and assign titles to, other officers of the Joint Venture Company, and delegate to such officers such authorities and duties as the Board of Directors may deem advisable.

ARTICLE 6

SHAREHOLDERS’ MEETINGS

Section 6.1 Annual Meeting.  The JV Parties shall use best efforts to cause the annual meetings of the shareholders of the Joint Venture Company to be convened at least once annually by not less than thirty (30) days prior notice in writing accompanied by an agenda specifying the business to be transacted.

Section 6.2 Special Meeting.  The JV Parties shall use best efforts to cause special meetings of the shareholders of the Joint Venture Company to be held from time to time and to be convened by the Board of Directors by not less than fifteen (15) days prior notice in writing accompanied by an agenda specifying the business to be transacted.  (Any annual meetings of the shareholders and any special meetings of the shareholders shall individually be referred to as a “Shareholders’ Meeting” and collectively be referred to as “Shareholders’ Meetings.”)

Section 6.3 Quorum.  Unless a higher quorum is required under the Applicable Laws, the JV Parties shall use best efforts to cause the presence of the shareholders of the Joint Venture Company representing [***] or more of the issued and outstanding Shares of the Joint Venture Company to be necessary and sufficient to constitute a quorum for the purpose of taking action at any Shareholders’ Meeting of the Joint Venture Company.  The JV Parties shall use best efforts to provide that no action taken at a Shareholders’ Meeting shall be valid unless the requisite quorum is present.

Section 6.4 Voting.  The JV Parties shall use best efforts to cause each Share to entitle its holder to one vote.  Unless a higher vote is required under the Applicable Laws, the JV Parties shall use best efforts to cause all actions, determinations or resolutions of the shareholders at any Shareholders’ Meeting of the Joint Venture Company to require the affirmative vote of [***] or

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more of the votes represented in person or by proxy at the Shareholders’ Meeting at which a quorum is present.

Section 6.5 Matters Requiring the Approval of the Shareholders.  The JV Parties shall use best efforts to cause each of the following actions to require the approval of the shareholders of the Joint Venture Company by resolution adopted in accordance with Section 6.4 above:

(a) amending, restating or revoking the Articles of Incorporation;

(b) electing or removing the directors or the supervisors;

(c) determining the compensation of any director or supervisor;

(d) approving the balance sheet and other financial statements received from the Board of Directors;

(e) appointing and removing the auditors of the Joint Venture Company;

(f) approval of surplus earning distribution or loss offset proposals;

(g) any merger, consolidation or other business combination to which the Joint Venture Company is a party, or any other transaction to which the Joint Venture Company is a party (other than where the Joint Venture Company is merged or combined with or consolidated into a Wholly-Owned Subsidiary of the Joint Venture Company), resulting in (i) a change of control of the Joint Venture Company, other than a change of control that may occur pursuant to Section 9.3, 12.3, 12.6 or 13.1 or (ii) the sale of all or substantially all assets of the Joint Venture Company;

(h) voluntary submission by the Joint Venture Company to receivership, bankruptcy or any similar status;

(i) liquidation or dissolution of the Joint Venture Company; and

(j) other actions reserved to the determination of the shareholders of the Joint Venture Company by the ROC Company Law.

ARTICLE 7

OPERATIONS

Section 7.1 Manufacturing Facility; Fab Equipment.

(a) Fab Equipment.  Subject to the mutual agreement of the JV Parties, the Joint Venture Company may purchase, at fair market value, NTC’s idle equipment that is suitable for use in connection with the manufacturing of Stack DRAM Products.

(b) Upgrade and Enhancements.  [***].

Section 7.2 Manufacturing Operations.

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(a) Front-End Manufacturing Operations.  The JV Parties shall use best efforts to cause the Joint Venture Company to operate, at all times, within the Boundary Conditions.

(b) Manufacturing Committee.

(i) The JV Parties have jointly established a manufacturing committee (the “Manufacturing Committee”), [***].  The members of the Manufacturing Committee shall serve at the pleasure of the JV Party appointing them and may be removed from the Manufacturing Committee and replaced by such JV Party at any time with or without cause.

(ii) NTC’s members of the Manufacturing Committee shall be employees of NTC, and MNL’s members of the Manufacturing Committee shall be employees of Micron, in each case who are responsible for product loading and planning decisions and who can coordinate the loading of product at the Joint Venture Company level.

(iii) The JV Parties shall use best efforts to cause the Manufacturing Committee to be responsible for [***].  In reaching such decisions, the Manufacturing Committee may take advice and input from such sources as it deems appropriate.

(iv) In the event that the members of the Manufacturing Committee cannot agree on product loading decisions, then the Manufacturing Committee will permit, with respect to each Process Node, [***].

(v) The allocation of Trench DRAM Manufacturing Capacity shall be based on [***] (“Baseline Flow”).  On a quarterly basis, or as otherwise determined by the Manufacturing Committee, the Manufacturing Committee shall determine the Baseline Flow.  If, during any quarter, the Manufacturing Committee cannot agree on a Baseline Flow, [***].

(vi) Requests of Micron and NTC for products or product mixes different from the pre-planned Baseline Flow with respect to a fab shall be honored, except to the extent honoring such request would lead to wafer starts for the non-Baseline Flow products at such fab resulting in Micron or NTC receiving more than the Trench DRAM Manufacturing Capacity and or Stack DRAM Manufacturing Capacity allocated to such Person under the current Baseline Flow for such fab.  To the extent that both Micron and NTC request changes in products or product mixes at a given fab that result in [***], the Manufacturing Committee shall re-determine the allocation of Trench DRAM Manufacturing Capacity and Stack DRAM Manufacturing Capacity based on [***], which shall then be the basis for its loading plans with respect to such fab.

(vii) The JV Parties shall use best efforts to cause the Joint Venture Company to ensure that Trench DRAM Manufacturing Capacity and Stack DRAM Manufacturing Capacity at each fab is allocated as provided for in this Section 7.2.

(viii) The Manufacturing Committee shall meet at such times as may be helpful or necessary for the efficient operation of the Company but in no event less than monthly.  The Manufacturing Committee shall provide an annual report to the Joint Venture Company for use in a Business Plan and the Manufacturing Plan.

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(c) Manufacturing Plan.  The JV Parties shall use best efforts to cause the Joint Venture Company to prepare an annual manufacturing plan (the “Manufacturing Plan”) under the direction of the President, with input from the Executive Vice President, the JV Parties and the Manufacturing Committee (or such other persons or committees charged with such responsibility from time to time by the JV Parties).  The Manufacturing Plan shall be updated quarterly by the Joint Venture Company and the Manufacturing Committee in accordance with the procedures set forth in the Supply Agreement.  The Manufacturing Plan shall address various manufacturing issues, including without limitation, the DRAM Products to be manufactured, priority of wafer starts and weekly output.

Section 7.3 Output Rights and Obligations.

(a) Supply Agreement.  No amendment or modification of the terms or conditions of the Supply Agreement shall be made without prior written notice to and the prior written consent of NTC and Micron.

(b) Output Percentage.  [***].

Section 7.4 Marketing and Sales.  With respect to DRAM Products purchased from the Joint Venture Company, each of Micron and NTC shall be free to compete against each other, anywhere in the world and with any customers, using its own marketing and sales channels and personnel.  The JV Parties agree that appropriate safeguards shall be put in place by each JV Party, and the JV Parties shall use best efforts to cause the Joint Venture Company to put in place such safeguards, to ensure compliance with all applicable competition or anti-trust laws.

Section 7.5 Business Plans and Budgets.

(a) Annual Business Plan; Annual Budget.

(i) For each Fiscal Year, the JV Parties shall use best efforts to cause the President, in consultation with the Executive Vice President and with input from the Manufacturing Committee or such other relevant Persons or committees charged by the JV Parties with responsibility for such matters from time to time, to prepare and submit to the Board of Directors for approval, an annual business plan (the “Annual Business Plan”) [***].

(ii) The Annual Business Plan shall include an annual budget (“Annual Budget”) which shall cover [***].

(iii) The JV Parties shall use best efforts to cause the Annual Business Plan, including the Annual Budget, to not be amended, updated, modified or superseded without the approval of the Board of Directors.

(b) Transition Supply Obligation. With respect to a Share Disposition of all (but not less than all) of the Shares then owned by a JV Party as contemplated under Sections 9.3, 12.3, 12.6 and 13.1, the JV Party that remains a shareholder of the Joint Venture Company after such Share Disposition shall, [***].

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ARTICLE 8

EMPLOYEE MATTERS

Section 8.1 Employees.

(a) Employees of the Joint Venture Company.  The JV Parties shall use best efforts to cause the Joint Venture Company to employ its own personnel, including administrative staff, operators, technicians and engineers, and, except with respect to employees assigned to the Joint Venture Company pursuant to the Micron Assigned Employee Agreement or NTC Assigned Employee Agreement, to be their exclusive employer.

(b) Hiring.  The JV Parties shall use best efforts to cause the number, position and compensation of the employees of the Joint Venture Company to be as determined by the President in consultation with the Executive Vice President, consistent with the Annual Business Plan and other employee policies, program and benefits approved by the Board of Directors or as otherwise expressly authorized by the Board of Directors.

(c) Employee Policies.  The JV Parties shall use best efforts to cause, subject to the approval of the Board of Directors, the Joint Venture Company to put in place and implement such employee policies, programs and benefits as determined by the President in consultation with the Executive Vice President or as may otherwise be required by Applicable Laws.

Section 8.2 Assigned Employees.

(a) Micron Assigned Employee Agreement.  Certain employees of Micron may be assigned or transferred to work at or with the Joint Venture Company.  In connection therewith, Micron and the Joint Venture Company have entered into the Micron Assigned Employee Agreement.

(b) NTC Assigned Employee Agreement.  Certain employees of NTC may be assigned or transferred to work at or with the Joint Venture Company.  In connection therewith, NTC and the Joint Venture Company have entered into the NTC Assigned Employee Agreement.

Section 8.3 Employment and Service-Related Forms.  The JV Parties shall use best efforts to cause the Joint Venture Company to have policies applicable to, and ensure that all of its officers, employees and third-party independent contractors, third-party consultants, and other third-party service providers enter into appropriate agreements with respect to, (a) protection of confidential information of the Joint Venture Company, (b) compliance with Applicable Laws, (c) other matters related to the delivery of services to, or employment of such Person by, the Joint Venture Company, (d) intellectual property creation and assignment documents, including invention disclosures, pursuant to which ownership to any intellectual property created in the course of employment with (or service to) the Joint Venture Company shall be transferred and assigned to the Joint Venture Company or its designee, as appropriate.

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Section 8.4 [***].

(a) [***].  During the [***], MNL shall not, and shall cause Micron and its Affiliates not to, without the prior written consent of NTC, [***], provided that such Affiliate of Micron does not do so with information or assistance provided by Micron, [***].

(b) [***].  During the [***], NTC shall not, and shall cause its Affiliates not to, without the prior written consent of MNL and Micron, [***], provided that such Affiliate of NTC does not do so with information or assistance provided by NTC, [***].

ARTICLE 9

TRANSFER RESTRICTIONS

Section 9.1 Restrictions on Transfer.

(a) Transfer Prohibitions.

(i) A JV Party shall in no event sell, exchange, transfer, dispose of, encumber, pledge, mortgage or hypothecate (each a “Transfer”), whether directly or indirectly, any part of the Shares of the Joint Venture Company owned by it to any Person if immediately after such Transfer such JV Party’s Equity Interest would be below [***]%.

(ii) The JV Parties agree that:

(A) MNL shall in no event Transfer any part of the Shares of the Joint Venture Company owned by it to a [***] without the prior written consent of NTC; and

(B) NTC shall in no event Transfer any part of the Shares of the Joint Venture Company owned by it to a [***] without the prior written consent of MNL; provided, however, the provisions of this Section 9.1(a)(ii) shall not apply to any Transfer of Shares conducted on, and through the normal, public trading procedures of, the Taiwan Stock Exchange or any other stock exchange upon which the Shares are listed, in each case other than Transfers conducted through after-hours trading on such exchanges.

(b) Change of Control Event.  [***].

(c) Transferee to be Bound.  Notwithstanding consent being given by one JV Party to the other JV Party for the Transfer of any part of the Shares of the Joint Venture Company owned by the transferring JV Party to any Person, the transferring JV Party shall cause and procure the transferee to agree in writing to perform and be bound by all duties and obligations of the transferring JV Party, including the any transfer restrictions under Section 9.1 of this Agreement, except where the Transfer is conducted on, and through the normal, public trading procedures of, the Taiwan Stock Exchange or any other stock exchange upon which the Shares are listed, in each case other than Transfers conducted through after-hours trading on such exchanges.

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Section 9.2 Permitted Transfers.  Notwithstanding Section 9.1, a JV Party may Transfer all (but not less than all) of its shares in the Joint Venture Company to [***] (a “Permitted Transfer”); provided, that:

(a) such transferee shall agree in writing to perform and be bound by all duties and obligations of the transferring JV Party, including the obligations set forth in this Agreement and any Joint Venture Documents to which the transferring JV Party is a party;

(b) the transferring JV Party shall not be released from its duties and obligations under this Agreement or any other Joint Venture Documents and shall remain fully liable for the performance thereof by such transferee;

(c) [***]; and

(d) at least [***] days prior written notice of any such Transfer by a JV Party of shares in the Joint Venture Company shall be provided to the other JV Party.

(e) prior to the effectiveness of a Transfer permitted under this Section 9.2, the transferring JV Party shall deliver to the Board of Directors and the other JV Party a certificate stating that:

(i) the transferring JV Party is not in breach of any provisions of this Agreement or any other Joint Venture Documents to which the transferring JV Party is a party;

(ii) immediately after giving effect to such Transfer, there will exist no event of default or an event or condition that, with the giving of notice or lapse of time or both, would constitute an event of default of the Transferor or such transferee under this Agreement or any of the Joint Venture Documents; and

(iii) the Transfer will not, and could not reasonably be expected to, cause an adverse effect on the Joint Venture Company or the other JV Party, including any material adverse tax consequences or an adverse effect due to the loss of intellectual property rights.

Section 9.3 Right of First Refusal.

(a) Transfer Notice.  At any time during the term of this Agreement, and further subject to Section 9.1, if a JV Party proposes to Transfer all or any part of the Shares in the Joint Venture Company in one or more related transactions (such JV Party a “Transferor”) to any party other than a Wholly-Owned Subsidiary of Micron or the Transferor, then the Transferor shall give the other JV Party (the “Receiving Party”) a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include [***].  The Transfer Notice shall also certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for such Transfer is obtainable on the terms set forth in the Transfer Notice.

(b) Option to Purchase.  The Receiving Party shall have the first right and option, at its sole discretion, but not the obligation, to purchase all (but not less than all) of the

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Offered Shares pursuant to the Sale Offer by delivering a written notice to the Transferor within [***] days from the date of the Sale Offer (such period, the “Option Period”) stating the Receiving Party’s intention to exercise its right and option to purchase the Offered Shares.

(c) Closing of Transfer to Receiving Party.  The Transfer of Offered Shares resulting from acceptance of the Sale Offer by the Receiving Party in accordance with paragraph (b) above shall take place at a closing on a date designated by the Receiving Party within [***] days following such acceptance (or, if any governmental or regulatory approvals, consents, filings or authorizations are required in connection with such Transfer, within [***] days following the receipt of all such approvals, consents, filings or authorizations), or at such other time as the Transferor and the Receiving Party may otherwise agree.  At such closing, the Transferor shall be obligated to sell and Transfer the Offered Shares and the Receiving Party shall pay the purchase price for such shares in accordance with the terms and conditions set forth in the Sale Offer.

(d) Sale to Third Party.  If the Receiving Party elects not to, or fails to give any notice of its intention to, purchase all of the Offered Shares within the Option Period, then, subject to Section 9.1, the Transferor shall have the right for [***] days thereafter (hereinafter the “Transfer Period”) to Transfer the Offered Shares to the prospective transferee identified in the Transfer Notice; provided, however, [***].  If such Transfer is not completed within the Transfer Period, the Transferor shall no longer be permitted to sell such Offered Shares except to again comply with the provisions of this Section 9.3.

(e) Excluded Transfers.  Notwithstanding the forgoing, the provisions of this Section 9.3 shall not apply to any Transfer of Shares or depository receipts representing the Shares by a JV Party conducted on, and through the normal, public trading procedures of, the Taiwan Stock Exchange or any other stock exchange upon which the Shares or depository receipts are listed, in each case other than Transfers conducted through after-hours trading on such exchanges.

ARTICLE 10

ACCOUNTING; FINANCIAL MATTERS

Section 10.1 Accounting.  The JV Parties shall use reasonable efforts to cause the Joint Venture Company’s books of account and records to be kept and maintained in accordance with Taiwan GAAP applied on a consistent basis.  The JV Parties shall use reasonable efforts to cause the fiscal year of the Joint Venture Company to be from January 1 to December 31 (“Fiscal Year”) and the Fiscal Quarter of the Joint Venture Company to be based on calendar months (ending on the last day of each three-month period).

Section 10.2 Access to Information.

(a) Inspection.  To the extent not in violation of Applicable Laws, the JV Parties shall use best efforts to cause each JV Party and its agents (which may include employees of the JV Party (or, in the case of MNL, of Micron) or the JV Party’s independent certified public accountants (or, in the case of MNL, Micron’s independent certified public

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accountants)) to have the right, at any reasonable time, to inspect, review, copy and audit (or cause to be audited) at the expense of the inspecting JV Party any and all properties, assets, books of account, corporate records, contracts, documentation and any other material of the Joint Venture Company or any of its Subsidiaries, at the request of the inspecting JV Party, whether in the possession of the foregoing or its (or their) independent certified public accountants.  Upon such request, the JV Parties shall use reasonable efforts to cause the Joint Venture Company and each of its relevant Subsidiaries to use reasonable efforts to make available (or cause to make available) to such inspecting JV Party the Joint Venture Company’s accountants and key employees for interviews to verify information furnished or to enable such JV Party to otherwise review the Joint Venture Company or any of its Subsidiaries and their operations.

(b) Competitively Sensitive Information.  The JV Parties recognize that the Joint Venture Company may, from time to time, be in possession of Competitively Sensitive Information belonging to a JV Party, and in no event shall a JV Party be entitled to access any Competitively Sensitive Information of the other JV Party in the possession of the Joint Venture Company.  The JV Parties shall use reasonable efforts to cause the Joint Venture Company to maintain procedures reasonably acceptable to both JV Parties (including requiring that the JV Parties use reasonable efforts to label or otherwise identify Competitively Sensitive Information as such) to ensure that the Joint Venture Company will not disclose or provide Competitively Sensitive Information of one JV Party to the other JV Party (other than to a Joint Venture Company employee or to an assigned employee of the other JV Party to the extent required for such employee or assigned employee to perform his or her duties for the Joint Venture Company) or any third party unless such disclosure is specifically requested by the JV Party providing such Competitively Sensitive Information.

(c) Information Right.  The JV Parties shall use reasonable efforts to cause the Joint Venture Company to, and to cause the Board of Directors to cause the Joint Venture Company to, provide to each JV Party, without cost to the JV Parties (except as otherwise provided below), the following:

(i) Monthly Reports.  At the end of each fiscal month, the Joint Venture Company, and, if requested, each of its Subsidiaries, if any, shall provide each JV Party with the following monthly reports prepared in accordance with Taiwan GAAP consistently applied, in each case within the time period specified below:

(A) monthly cash flow report as soon as practicable, but not later than [***] days after the end of each fiscal month;

(B) month-end balance sheet as soon as practicable, but not later than [***] days after the end of each fiscal month;

(C) monthly income statement as soon as practicable, but not later than [***] days after the end of each fiscal month;

(D) monthly operational spending summary as soon as practicable, but not later than [***] days after the end of each fiscal month; and

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(E) such other reports as may be reasonably requested by each JV Party.

(ii) Quarterly Reports.  As soon as practicable, but not later than [***] days after the end of each Fiscal Quarter, a consolidated balance sheet of the Joint Venture Company as of the end of such period and consolidated statements of income, cash flows and changes in shareholders’ equity, as applicable, for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, each prepared in accordance with Taiwan GAAP.  The quarterly financial statements shall be reviewed by a firm of independent certified public accountants selected from time to time by the Board of Directors (the “Accountants”).  As soon as practicable, but not later than [***] days after the end of each Fiscal Quarter, the Joint Venture Company shall also prepare a reconciliation of its quarterly financial statements to U.S. GAAP as of the end of each Fiscal Quarter.  The Joint Venture Company and MNL shall cooperate with respect to the preparation of the quarterly financial statements and related reconciliation for the Joint Venture Company’s current Fiscal Quarter, and the presentation thereof shall be as mutually agreed by the Joint Venture Company and MNL.

(iii) Annual Financial Statements.

(A) As soon as practicable, but not later than [***] days after the end of each Fiscal Year of the Joint Venture Company, audited consolidated financial statements of the Joint Venture Company and its Subsidiaries, which shall include statements of income, cash flows and of changes in shareholders’ equity, as applicable, for such Fiscal Year and a balance sheet as of the last day thereof, each prepared in accordance with Taiwan GAAP, consistently applied, and accompanied by the report of the Accountants.

(B) As soon as practicable, but not later than [***] days after the end of each Fiscal Year of the Joint Venture Company, audited consolidated financial statements of the Joint Venture Company and its Subsidiaries, which shall include statements of income, cash flows and of changes in shareholders’ equity, as applicable, for such Fiscal Year and a balance sheet as of the last day thereof, each prepared in accordance with U.S. GAAP, consistently applied, and accompanied by the report of the Accountants. Notwithstanding the first sentence of this Section 10.2(c), unless MNL requests that an audit of such U.S. GAAP financial statement not be undertaken, MNL will bear the cost of such audit.

Section 10.3 Other Information Rights. The Joint Venture Company shall provide to MNL and its Affiliates such financial, accounting and other information as MNL may reasonably request in connection with the accounting and financial reporting obligations of MNL or any of its Affiliates relating to the ownership of Shares.  If MNL requests that the Accountants or MNL’s own auditors perform audit, review or other agreed upon procedures in connection therewith, the fees and expenses of the Accountants or MNL’s auditors relating thereto shall be borne by MNL.

Section 10.4 Reportable Events.  The JV Parties shall use reasonable efforts to cause the Joint Venture Company to provide notice to the JV Parties of any Joint Venture Company

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Reportable Event as soon as practicable and in any event not later than [***] days after the Joint Venture Company becomes aware of such Joint Venture Reportable Event.  The following events shall be “Joint Venture Reportable Events”:

(a) Receipt by the Joint Venture Company or any of its Subsidiaries of an offer by any Person to buy an equity interest in the Joint Venture Company or any of its Subsidiaries or a significant amount of its assets or to merge or consolidate with the Joint Venture Company or any of its Subsidiaries, or any indication of interest from any Person with respect to any such transaction;

(b) The commencement, or threat delivered in writing, of any lawsuit involving the Joint Venture Company or any of its Subsidiaries;

(c) The receipt by the Joint Venture Company or any of its Subsidiaries of a notice that the Joint Venture Company or any of its Subsidiaries is in default under any loan agreement to which the Joint Venture Company or any of its Subsidiaries is a party;

(d) Any breach by the Joint Venture Company or any of its Subsidiaries or a JV Party or an Affiliate of a JV Party of any contract between the Joint Venture Company or any of its Subsidiaries and a JV Party or an Affiliate of a JV Party;

(e) The removal or resignation of the auditor for the Joint Venture Company, or any adoption, or material modification, of any significant accounting policy or tax policy other than those required by Taiwan GAAP; or

(f) Any other event that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or assets of the Joint Venture Company or any of its Subsidiaries.

Section 10.5 Distributions and Dividend Policy.

[***].

Section 10.6 Bank Accounts and Funds.  The JV Parties shall use reasonable efforts to cause the funds of the Joint Venture Company, including any cash capital contributions, to be deposited in an interest-bearing account or accounts in the name of the Joint Venture Company and to not be commingled with the funds of any JV Party or any other Person.  The JV Parties shall use reasonable efforts to cause the checks, orders or withdrawals to be signed by any one or more Persons as authorized by the Board of Directors.

Section 10.7 Internal Controls.  The JV Parties shall use reasonable efforts to cause the Joint Venture Company to have in place a system of internal accounting controls, in accordance with the policies agreed by the JV Parties, which shall be approved by the Board of Directors and monitored by the President and the Executive Vice President.  The JV Parties shall use best efforts to provide that changes to the Joint Venture Company’s system of internal accounting controls shall be made at the request of either JV Party, subject to the approval of the Board of Directors; provided, however, that in the event one JV Party is required to consolidate the financial results of the Joint Venture Company under applicable GAAP, the internal controls and

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accounting systems of the Joint Venture Company shall be modified as necessary to satisfy that JV Party’s requirements relating to internal controls and financial reporting and such JV Party shall be entitled to receive the information and perform the testing that it deems necessary or advisable to satisfy its responsibilities related thereto.  At the request of a JV Party, the JV Parties shall use their best efforts to cause the Joint Venture Company to (i) permit an independent auditor retained by such requesting JV Party and reasonably acceptable to the Joint Venture Company to perform a reasonable evaluation of the internal controls and accounting systems of the Joint Venture Company, provided that such evaluation is undertaken at the cost of the requesting JV Party and (ii) cooperate with such evaluation.

Section 10.8 FCPA.  The JV Parties shall use their best efforts to cause the Joint Venture Company to comply with, and establish appropriate procedures to ensure compliance with, the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 11

OTHER AGREEMENTS AND COVENANTS

Section 11.1 Tax Cooperation.  The JV Parties shall cooperate in a good faith, commercially reasonable manner to maximize tax benefits and minimize tax costs of the Joint Venture Company and of the JV Parties or their Affiliates with respect to the activities of the Joint Venture Company, consistent with the overall goals of the Joint Venture Documents.  Such cooperation shall include (a) NTC’s use of reasonable efforts to assist Micron, MNL and the Joint Venture Company in applying for applicable tax incentives and for a tax withholding exemption in Taiwan, the Netherlands and such other jurisdictions as may be relevant, with respect to payments made by either, NTC or the Joint Venture Company to Micron or MNL, or by MNL or an Affiliate of MNL to the Joint Venture Company and (b) MNL’s use of reasonable efforts to assist NTC in applying for applicable tax incentives and for a tax withholding exemption in Taiwan, the Netherlands and such other jurisdictions as may be relevant, with respect to payments made by either, the Joint Venture Company to NTC, or by NTC or an Affiliate of NTC to the Joint Venture Company.  [***].

Section 11.2 Use of JV Party Names.  Except as may be expressly provided in the Joint Venture Documents, nothing in this Agreement shall be construed as conferring on the Joint Venture Company, any Subsidiary of the Joint Venture Company or either JV Party the right to use in advertising, publicity, marketing or other promotional activities any name, trade name, trademark, service mark or other designation, or any derivation thereof, of the JV Parties (in the case of a JV Party, the other JV Party).

Section 11.3 JV Parties’ Covenants.  Each JV Party agrees and covenants that it will not, without the prior written consent of the other JV Party:

(a) confess any judgment against the Joint Venture Company;

(b) enter into any agreement on behalf of, or otherwise purport to bind, the other JV Party or the Joint Venture Company;

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(c) cause the Joint Venture Company to take any action in contravention of the Articles of Incorporation;

(d) cause the Joint Venture Company to dispose of the goodwill or the business opportunities of the Joint Venture Company; or

(e) cause the Joint Venture Company to assign or place its property in trust for creditors or on the assignee’s promise to pay any indebtedness of the Joint Venture Company.

Section 11.4 Contractual Relationship Between the Joint Venture Company and Any JV Party.  With respect to any contract (including under the Fab Lease or the Supply Agreement) between the Joint Venture Company and a JV Party (or an Affiliate of a JV Party), the other JV Party shall have the right to demand that the Joint Venture Company, and shall have the right to cause the Joint Venture Company to, take any action, pursue any right, enforce any obligation or seek recourse pursuant to or under such contract, including with respect to the assertion of any claim or cause of action for breach of contract against the JV Party (or an Affiliate of the JV Party) involved in such contractual relationship with the Joint Venture Company.  In respect thereof, each JV Party agrees that it will not, and it shall cause its representatives elected as directors of the Joint Venture Company to not, interfere with or otherwise obstruct in any respect such action, pursuit, enforcement or recourse.

Section 11.5 [***]

[***]

Section 11.6 [***]

ARTICLE 12

DEADLOCK; EVENTS OF DEFAULT

Section 12.1 Deadlock.  A “Deadlock” shall [***], is required for approval, and such matter is not approved because, in the case of a [***] is not obtained.

Section 12.2 Resolution of a Deadlock.  If a Deadlock occurs, the JV Parties shall:

(a) first, submit the matter that was the subject of the Deadlock to the president of each of Micron and NTC by providing notice of the Deadlock to such Persons, and the JV Parties shall use reasonable efforts to cause such Persons to make a good faith effort to hold at least [***] in-person meetings between them to resolve the Deadlock within sixty (60) days of their receipt of the notice of Deadlock;

(b) next, if the president of each of Micron and NTC are unable to resolve the Deadlock in the given [***] days, then submit the matter to the chairman of each of Micron and NTC for resolution, and the JV Parties shall use reasonable efforts to cause such Persons to make a good faith effort to hold at least [***] in-person meeting between them to resolve the Deadlock within [***] days following the submission of the Deadlock to them;

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(c) next, if the chairman of each of Micron and NTC are unable to resolve the Deadlock in the given [***] days, either JV Party may commence mediation by providing to ICDR and the other JV Party a written request for mediation, setting forth the subject of the Deadlock and the relief requested.  The JV Parties will cooperate with ICDR and with one another in selecting a mediator from an ICDR panel of neutrals, and in scheduling the mediation proceedings to be held in [***] during the [***] days following the commencement of mediation.  The JV Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the JV Parties, by any of their respective agents, employees, experts and attorneys and by the mediator and any ICDR employees are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the JV Parties, provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Either JV Party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process.  The provisions of this Section 12.2(c) may be enforced by any court of competent jurisdiction, and the JV Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the JV Party against whom enforcement is ordered.

Section 12.3 Buyout from Deadlock.

[***].

Section 12.4 Event of Default.  An “Event of Default” shall occur if (a) a JV Party (the “Defaulting JV Party”) breaches or fails to perform in any material respect any material obligation under this Agreement and (b) at the end of the Cure Period therefor such breach or failure remains uncured.

Section 12.5 Cure Period.  Upon a JV Party’s breach or failure to perform an obligation under this Agreement, the other JV Party (the “Non-Defaulting JV Party”) shall have the right to deliver to the Defaulting JV Party a notice of default (a “Notice of Default”).  The Notice of Default shall set forth the nature of the Defaulting JV Party’s breach or failure of performance.  If the Defaulting JV Party fails to cure the breach or failure within the Cure Period, the Non-Defaulting JV Party shall be entitled to take such action as set forth in Section 12.6.  For purposes hereof, “Cure Period” means a period commencing on the date that the Notice of Default is provided by the Non-Defaulting JV Party and ending (a) [***] days after Notice of Default is so provided, or (b) in the case of any obligation (other than an obligation to pay money) which cannot reasonably be cured within such [***] day period, such longer period not to exceed [***] days after the Notice of Default is so provided as is necessary to effect a cure of the Event of Default, so long as the Defaulting JV Party diligently attempts to effect a cure throughout such period.

Section 12.6 Default Remedy.

(a) Upon the occurrence of an Event of Default, the Non-Defaulting JV Party shall have the right, but not the obligation, by notice delivered in writing to the

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Defaulting JV Party not later than [***] after the expiration of the applicable Cure Period (the “Exercise Notice”), to require the Defaulting JV Party to:

[***].

(b) The JV Parties shall in good faith complete the sale and purchase transaction contemplated under Section 12.6(a) as soon as practicable, but in no event later than 180 days after the determination of Fair Value.  [***].

(c) Notwithstanding anything to the contrary and in addition to the remedies provided under this Section 12.6, the Joint Venture Company and the Non-Defaulting JV Party may also pursue all other legal and equitable rights and remedies against the Defaulting JV Party available to it.  The Defaulting JV Party shall pay all costs, including reasonable attorneys’ fees, incurred by the Joint Venture Company and the Non-Defaulting JV Party in pursuing any and all such legal remedies.

ARTICLE 13

BUYOUT

Section 13.1 Buyout Right.

(a) Exercise of Buyout Right.  If at any time, the Equity Interest of a JV Party (for purposes of this Section 13.1, the “Non-compliant JV Party”) falls below the lesser of (i) [***]% and (ii) [***] (for purposes of this Section 13.1, the “Compliant JV Party”), the Compliant JV Party  shall have the right, but not the obligation, by notice to the Non-compliant JV Party in writing (such notice, the “Buyout Notice”), to purchase all (but not less than all) of the Shares of the Joint Venture Company then owned by the Non-compliant JV Party and its Subsidiaries (such Shares, the “Buyout Shares”) at the Fair Value, [***] and such Buyout Notice is delivered to the Non-compliant JV Party no later than [***] after such JV Party first becomes a Non-compliant JV Party.

(b) Completion of Buyout.

(i) The JV Parties shall in good faith complete the sale and purchase transaction contemplated under Section 13.1(a) as soon as practicable, but in no event later than [***] after deliver of the Buyout Notice.

(ii) [***].

Section 13.2 Buyout Subsidiary.  In the event of a buyout of Shares as contemplated under Sections 9.3, 12.3, 12.6 and/or 13.1, the JV Party subject to the buyout of its Shares shall use its best efforts to transfer, prior to consummation of the proposed buyout, all of the Shares subject to the buyout under Section 9.3, 12.3, 12.6 or 13.1, as applicable to a wholly-owned Subsidiary of such JV Party (the “Buyout Subsidiary”) that has no liabilities and holds no assets other than the Shares subject to the buyout under Section 9.3, 12.3, 12.6 or 13.1, as applicable.  If the Shares subject to the buyout under Section 9.3, 12.3, 12.6 or 13.1, as applicable, are transferred to the Buyout Subsidiary, the JV Party acquiring such Shares shall have the right to

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acquire all of the outstanding equity interests of the Buyout Subsidiary for the same price and on the same terms as the JV Party would otherwise have acquired the Shares subject to the buyout under Section 9.3, 12.3, 12.6 or 13.1, as applicable.

ARTICLE 14

TERMINATION

Section 14.1 Effective Date.  Subject to obtaining relevant regulatory approvals as may be required, this Agreement shall become effective on the Closing Date, and continue in force unless terminated in accordance with this Agreement.

Section 14.2 Termination.  This Agreement shall terminate upon the Transfer of all of the Shares owned by one JV Party and its Affiliates to the other JV Party and/or its Affiliates in accordance with Section 12.3, 12.6 and 13.1; provided, that the following provisions shall survive termination of this Agreement:  Sections 7.2 (to the extent Micron and NTC both continue to purchase Stack DRAM Products from the Joint Venture Company under the Supply Agreement), 7.3 (to the extent Micron and NTC both continue to purchase Stack DRAM Products from the Joint Venture Company under the Supply Agreement), 11.2 and 14.2 and Article 15.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmation of delivery by a standard overnight or recognized international carrier, or (c) delivery in person, addressed at the following addresses (or at such other address for a JV Party as shall be specified by like notice):

if to NTC:

Nanya Technology Corporation
Hwa-Ya Technology Park 669
Fuhsing 3 RD. Kueishan
Taoyuan, Taiwan, ROC
Attn:  Legal  department
Facsimile: 886-3-396-2226

if to MNL:

Micron Semiconductor B.V.
Naritaweg 165 Telestone 8
1043BW Amsterdam
The Netherlands

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Attn:  Managing Director
Facsimile:  020-5722650

with a mandatory copy to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Mail Stop 1-507
Boise, ID 83716
Attn: General Counsel
Facsimile: (208) 368-4537

Section 15.2 Waiver.  The failure at any time of a JV Party to require performance by the other JV Party of any responsibility or obligation required by this Agreement shall in no way affect a JV Party’s right to require such performance at any time thereafter, nor shall the waiver by a JV Party of a breach of any provision of this Agreement by the other JV Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

Section 15.3 Assignment.  [***].

Section 15.4 Amendment.  This Agreement may not be amended or modified without the written consent of the JV Parties.

Section 15.5 Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the JV Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

Section 15.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.

Section 15.7 Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

Section 15.8 Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

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Section 15.9 Entire Agreement.  This Agreement, together with the Appendices, Exhibits and Schedules hereto and the agreements (including the Joint Venture Documents) and instruments referred to herein, constitute the entire agreement of the JV Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the JV Parties with respect to the subject matter hereof.

Section 15.10 Taxes and Expenses.  Except as otherwise set forth in this Agreement, all taxes, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the JV Party incurring such expenses.

Section 15.11 Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the JV Parties shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

Section 15.12 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.13 Confidential Information.

(a) The JV Parties shall abide by the terms of that certain Second Amended and Restated Mutual Confidentiality Agreement among Micron, MNL, NTC, MeiYa Technology Corporation and the Joint Venture Company, dated as of the date of the 2nd Closing, as may be amended or replaced from time to time (the “Confidentiality Agreement”), which agreement is incorporated herein by reference.  The JV Parties agree that the Confidentiality Agreement shall govern the confidentiality, non-disclosure and non-use obligations between the JV Parties respecting the information provided or disclosed in connection with this Agreement.

(b) If the Confidentiality Agreement is terminated or expires and is not replaced, such Confidentiality Agreement shall continue with respect to confidential information provided in connection with this Agreement, notwithstanding such expiration or termination, for the duration of the term of this Agreement or until a new Confidentiality Agreement is entered into between the JV Parties.  To the extent there is a conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall control.

(c) The terms and conditions of this Agreement shall be considered “Confidential Information” under the Confidentiality Agreement for which each of Micron and NTC is considered a “Receiving Party” under such Confidentiality Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

NANYA TECHNOLOGY CORPORATION

By: /s/ Jih Lien
Jih Lien President

THIS IS A SIGNATURE PAGE FOR THE AMENDED AND RESTATED JOINT VENTURE AGREEMENT
ENTERED INTO BY AND BETWEEN NTC AND MNL

DLI-6215523v12

MICRON SEMICONDUCTOR B.V.

By: /s/ Thomas L. Laws
Thomas L. Laws
Managing Director A

By: /s/ Patrick van Maurik
Name: Patrick van Maurik
Managing Director B

THIS IS A SIGNATURE PAGE FOR THE AMENDED AND RESTATED JOINT VENTURE AGREEMENT
ENTERED INTO BY AND BETWEEN NTC AND MNL

DLI-6215523v12

Schedule A

Joint Venture Documents

1.	Joint Venture Agreement, dated November 26, 2008, by and between MNL and NTC.

2.	Facilitation Agreement, dated November 26, 2008, by and among MNL, NTC and the Joint Venture Company.

3.	Master Agreement, dated November 26, 2008, by and among Micron, MNL, NTC, MeiYa and the Joint Venture Company.

4.	Corporate Opportunities Side Letter, dated November 26, 2008, by and between Micron and NTC.

5.	Supply Agreement, dated November 26, 2008, by and among Micron, NTC and the Joint Venture Company.

6.	Second Amended and Restated Mutual Confidentiality Agreement, dated November 26, 2008, by and among Micron, MNL, NTC, MeiYa and the Joint Venture Company.

7.	Amended and Restated Restricted Activities Side Letter, dated November 26, 2008, by and between Micron and NTC.

8.	Amended and Restated Non-Suit Agreement, dated November 26, 2008, by and between Micron and NTC.

9.	Amended and Restated Technology Transfer and License Agreement, dated November 26, 2008, by and between Micron and NTC.

10.	Technology Transfer Agreement, dated November 26, 2008, by and between Micron, NTC and the Joint Venture Company.

11.	Technology Transfer Agreement for 68-50 nm Process Nodes, dated October 11, 2008, by and between Micron and the Joint Venture Company.

12.	Amended and Restated Joint Development Program Agreement, dated November 26, 2008, by and between Micron and NTC.

13.	Amended and Restated Manufacturing Fab Cooperation Agreement, dated November 26, 2008, by and between Micron and NTC.

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